EXHIBIT B

                  POWER OF ATTORNEY AND AGENCY
     David M. Kirr and Gregg T. Summerville each constitutes and appoints the other his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities,
(a) to sign a statement on Schedule 13D to be dated June 30, 1995, with respect to his beneficial ownership of common stock of Paul Harris Stores, Inc., and any and all amendments thereto, and
(b) to enter into an agreement regarding the joint filing of the
Schedule 13D and all amendments thereto to file the Schedule 13D, with all exhibits thereto, and all of the documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting and to said attorney-in-fact an agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.


                                   /s/ David M. Kirr
                                   David M. Kirr



                                   /s/ Gregg T. Summerville
                                   Gregg T. Summerville